SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              Amendment No. 1
                                FORM 11-K/A


               [X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                    For the fiscal year ended December 31, 1999


                                        OR


               [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Commission file number 33-50601


	A.	Full title of the plan and the address of the plan, if
different from that of the issuer named below:

		Pacific Gas and Electric Company
		Savings Fund Plan - Part II


	B.	Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

		PG&E Corporation
		77 Beale Street
		P.O. Box 77000
		San Francisco, CA  94177


	This Annual Report on Form 11-K for the Pacific Gas and Electric Company Savings Fund Plan - Part II (also known as The Pacific Gas and Electric Company Savings Fund Plan for Union-Represented Employees) is being amended to refile as an exhibit the consent of Mah & Associates LLP, independent accountants, as Exhibit 2 to this Annual Report.




                              SIGNATURES

	The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this amendment to the annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                         SAVINGS FUND PLAN FOR EMPLOYEES OF PACIFIC
                         GAS AND ELECTRIC COMPANY (ALSO KNOWN AS THE
                         PACIFIC GAS AND ELECTRIC COMPANY SAVINGS FUND PLAN FOR UNION-REPRESENTED EMPLOYEES)



Date:	September 25, 2000	By:	BRUCE R. WORTHINGTON
                                  ----------------------------
                                   Bruce R. Worthington
                                   Chairman, Employee Benefit Committee